UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2016

EnSync, Inc.
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2016, the board of directors of EnSync, Inc. (the “Company”) appointed Frederick Vaske as Chief Administrative Officer.  In this new role, Mr. Vaske will oversee all finance, accounting, treasury and investor relations responsibilities for the Company.  Upon his appointment, Mr. Vaske succeeded James Schott, as principal financial officer.  On September 21, 2016 Mr. Schott resigned from his position as Chief Financial Officer of the Company. Dilek Wagner, the Company’s current Vice President of Finance, will continue in that role and will now report to Mr. Vaske.
Mr. Vaske joined the Company in December 2015 as the Vice President, Structured Finance where he brought 25 years of experience in project and asset finance, valuation and consulting. He has held senior finance positions in the solar industry for the last 10 years, and led the closing of over $2.5 billion in debt and equity transactions in the utility and commercial solar photovoltaic industries. Prior to joining EnSync Mr. Vaske served as Vice President of project finance for Recurrent Energy, Hanwha Q CELLS USA and Scatec Solar USA. In all organizations he established and built strongly capable teams that led project financing efforts in the U.S., Canada, Mexico, Germany, Spain and Japan. Mr. Vaske also served as Director, Structured Finance for SunPower where he negotiated solar Power Purchase Agreements with commercial customers, and led the company’s first financings of those contracts. Prior to entering the solar industry in 2007, he spent over a decade in the big-ticket asset finance industry, including seven years with GATX Capital where he was Vice President, Structured Finance and led the financing of portfolios of aircraft, railroad rolling stock, and technology assets.  Mr. Vaske holds an MA in Economics from Washington University in St. Louis and a BA in Mathematics and Economics from Claremont McKenna College.
In connection with his appointment as Chief Administrative Officer, Mr. Vaske received an option grant covering a total of 120,000 shares of the Company’s common stock that will vest in three equal annual installments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated: September 22, 2016	By: /s/ Bradley Hansen
Name: Bradley Hansen
Title: Chief Executive Officer